Exhibit 10.3
MEMBERSHIP UNITS PURCHASE AND SALE AGREEMENT

THIS MEMBERSHIP UNITS PURCHASE AND SALE AGREEMENT, made and entered into as of August 31, 2011, by and among Bella Petrella’s Holdings, Inc., a Florida corporation, (“Bella Petrella’s”), Robert Vasaturo, Jr. and Melissa Vasaturo, both Florida residents (collectively, the “Selling Member”), the holder of all the outstanding Membership Units of Vasaturo Real Estate Holdings, LLC, a Florida limited liability company, (“VREH”), and VREH for the purpose of its representations, warranties and deliverables set forth herein.

W I T N E S S E T H :

WHEREAS, Bella Petrella’s is registered under the Securities Act of 1933 (“1933 Act), files reports pursuant to the Securities Exchange Act of 1934 (“1934 Act”) and its common stock traded in the public securities markets under the “ticker symbol” “BTHR”;

WHEREAS, Bella Petrella’s is a manufacturer (through a co-packer) and distributor of tomato based and other pasta and pizza sauces; and

WHEREAS, VREH owns and leases to Bobby V’s Original Westshore Pizza, LLC certain real estate on which the lessee operates one pizza restaurant in Tampa, Florida; and

WHEREAS, Bella Petrella’s desires to acquire VREH as a going concern by purchasing all of the outstanding Membership Units, being all of its equity securities, of VREH (“VREH Securities”) and thereafter to operate VREH as a wholly owned subsidiary; and

WHEREAS, the Selling Member desire to sell all of the VREH Securities that they own and for VREH to be acquired by Bella Petrella’s, as contemplated by this Agreement; and

NOW, THEREFORE, in consideration of the premises herein before set forth, in reliance hereon and the mutual promises and respective representations and warranties of the parties, one to another made herein, and the reliance of each party upon the other(s) based hereon and other good and valuable consideration, the receipt and sufficiency of which the parties respectively acknowledge, the parties agree, for purposes of consummating the transaction(s) contemplated herein, as follows:

ARTICLE I
PRELIMINARY MATTERS

Section 1.01.  Recitals.  The parties acknowledge the recitals herein above set forth in the preamble are correct, and are, by this reference, incorporated herein and are made a part of this Agreement.

Section 1.02.  Exhibits and Schedules.  Exhibits (which are documents to be executed and delivered at the Closing by the party identified therein or in the provision requiring such delivery) and Schedules (which are attachments setting forth information about a party identified therein or in the provision requiring such attachment) referred to herein and annexed hereto are, by this reference, incorporated herein and made a part of this Agreement, as if set forth fully herein.

Section 1.03.  Use of words and phrases.  Natural persons may be identified by last name, with such additional descriptors as may be desirable.  The words “herein,” “hereby,” “hereunder,” “hereof,” “herein before,” “hereinafter” and any other equivalent words refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof.  The words, terms and phrases defined herein and any pronoun used herein shall include the singular, plural and all genders.  The word “and” shall be construed as a coordinating conjunction unless the context clearly indicates that it should be construed as a copulative conjunction.

Section 1.04.  Accounting terms.  All accounting terms not otherwise defined herein shall have the meanings assigned to them under generally accepted accounting principles unless specifically referenced to regulatory accounting principles.  GAAP means generally accepted accounting principles in effect in the United States and as applicable to companies subject to the reporting requirements of the 1934 Act.

Section 1.05.  Calculation of time lapse or passage; Action required on holidays.  When a provision of this Agreement requires or provides for the calculation of the lapse or passage of a time period, such period shall be calculated by treating the day on which the event which starts the lapse or passage occurs as zero; provided, that this provision shall not apply to any provision which specifies a certain day for action or payment, e.g. the first day of each calendar month.  Unless otherwise provided, the term “month” shall mean a period of thirty days and the term “year” shall mean a period of 360 days, except that the terms “calendar month” and “calendar year” shall mean the actual calendar period indicated.  If any day on which action is required to be taken or payment is required to be made under this Agreement is not a Business Day (Business Day being a day on which national banks are open for business where the actor or payor is located), then such action or payment shall be taken or made on the next succeeding Business Day.

Section 1.06.  Use of titles, headings and captions.  The titles, headings and captions of articles, sections, paragraphs and other subdivisions contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said articles, sections, paragraphs and other subdivisions.

ARTICLE II
TERMS OF THE TRANSACTIONS

Section 2.01.   Purchase and sale transaction.  In accordance with the terms of this Agreement, on the Closing Date, Bella Petrella’s shall purchase the VREH Securities and the Selling Member shall deliver to Bella Petrella’s all of VREH’s Securities, in form sufficient for the transfer thereof to Bella Petrella’s and its designation as the sole member of VREH, for and in consideration of payment to the Selling Member equal to Eight Hundred Thousand Dollars ($800,000.00), in immediately available funds (the “Purchase Price”).  Upon receipt of the Purchase Price, the Selling Member shall promptly satisfy and discharge the obligations of VREH to Pilot Bank arising out of that certain Promissory Note dated January 29, 2009 in the original principal amount of $572,000.00, secured by the real property owned by VREH.

Section 2.02.  Federal income tax treatment.  At or before the Closing Date, the parties shall agree on the value of each of the assets of VREH for federal income tax purposes and for GAAP purposes, if required for federal income tax purposes and for GAAP purposes.

Section 2.03.  Transaction costs.  Each party shall pay all costs and expenses which it or he incurs in connection with this Agreement and the transactions contemplated hereby.

Section 2.04.  Press releases.  No party will issue a press release regarding the subject matter of this Agreement and the transactions contemplated hereby, either before or after Closing, without the prior approval thereof by the other parties and their counsel.

ARTICLE III
CLOSING OF THE TRANSACTION

Section 3.01.  Location, date and time of the Closing.  The Closing of the transaction contemplated by this Agreement shall take place no later than October 31, 2011 (the “Closing Date”), at the time and simultaneously with the satisfaction of the Notes executed by Bella Petrella’s in connection with Bella Petrella’s purchase of the equity of Philly Westshore Franchising Enterprises, Inc. and Bobby V’s Original Westshore Pizza, LLC, subject to extensions in the event that the maturity dates of such Notes are extended in accordance with their terms.  The Closing shall take place at a location agreed to by the parties.  The acts and deliveries which occur on the Closing Date for the purpose of consummating the transactions contemplated by this Agreement and the event itself is referred to herein as the “Closing”.

Section 3.02.                                The Selling Member deliveries at the Closing.  At the Closing, the Selling Member and VREH will deliver to Bella Petrella’s:

(a)	Documents legally sufficient for the transfer of VREH’s Securities and establishing Bella Petrella’s as the sole member;

Section 3.03.  VREH deliveries at the Closing.  At the Closing, VREH will deliver to Bella Petrella’s:

(a)	Certificate of good standing in VREH state of organization;

(b)	Managing Member Certificates of VREH in the form set forth in Exhibits “A” and “B”, respectively;

(c)	The original of VREH’s record book or equivalent and related documents.

Section 3.04.  Bella Petrella’s deliveries at the Closing.  At the Closing, Bella Petrella’s will deliver to the Selling Member:

(a)	The Purchase Price; and

(b)	Action by Bella Petrella’s board of directors approving the transactions contemplated by this Agreement and related agreements;

(c)	Officers’ and Secretary’s Certificates of Bella Petrella’s in the form set forth in Exhibits “A” and “B”, respectively; and

Section 3.05.  Closing Memorandum and receipts.  As evidence that all parties deem the Closing to have been completed and the transactions contemplated by this Agreement to have been consummated, the parties jointly will execute and deliver a Closing Memorandum, in the form of Exhibit “C”, acknowledging such completion and consummation.

Section 3.06.  Waiver of conditions.  Notwithstanding Section 10.03, any condition to the Closing which is to the benefit of any party and which is not satisfied prior to or at the Closing, excluding nevertheless any provision of this Agreement which by its terms is to be performed in the future, will be deemed to be waived by the benefited party or otherwise satisfied and waived by virtue of that party executing the Closing Memorandum, except to the extent any such unsatisfied or unperformed condition is expressly preserved by listing it in the Closing Memorandum for satisfaction or performance after the Closing.

Section 3.07.  Further assurances.  At any time and from time to time after the Closing, at the reasonable request of any party and without further consideration, any other party shall execute and deliver such other instruments and documents reasonably desirable or necessary to complete and confirm the transactions contemplated by this Agreement, at no cost to the party so requested.

Section 3.08.  Conditions precedent to Bella Petrella’s obligation to Close.  All obligations of Bella Petrella’s hereunder are subject, at the option of Bella Petrella’s, to the fulfillment of each of the following conditions at or prior to the Closing, and the Selling Member and VREH shall exert commercially reasonable efforts to cause each such conditions to be so fulfilled:

(a)  All representations and warranties of the Selling Member and VREH contained herein and in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again and given at and as of the date of the Closing of the transactions contemplated by this Agreement, and shall then be true and correct in all material respects, except for changes in the ordinary course of business after the date hereof in conformity with the representations, covenants and agreements contained herein.

(b)  All covenants, agreements and obligations required by the terms of this Agreement to be performed by the Selling Member and VREH at or before the Closing shall have been duly and properly performed in all material respects to Bella Petrella’s reasonable satisfaction.

(c)  Since the date of this Agreement there shall not have occurred any material adverse change in the business, financial condition or performance or prospects of VREH.  The term “material adverse change” shall mean any adverse change in VREH operations, results of operations, assets or prospects representing a decline or reduction or an expectable decline or reduction of ten percent or more.

(d)  All documents required to be delivered to Bella Petrella’s at or prior to the Closing shall have been so delivered.

Section 3.09.  Conditions precedent to the Selling Member’s and VREH’s obligation to Close.  All obligations of the Selling Member and VREH at the Closing are subject, at the option of the Selling Member, to the fulfillment of each of the following conditions at or prior to the Closing, and Bella Petrella’s shall exert commercially reasonable efforts to cause each such condition to be so fulfilled.

(a)  All representations and warranties of Bella Petrella’s contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again and given at and as of the date of the Closing of the transaction contemplated by this Agreement, and shall then be true and correct in all material respects, except for changes in the ordinary course of business after the date hereof in conformity with the representations, covenants and agreements contained herein.

(b)  All covenants, agreements and obligations required by the terms of this Agreement to be performed by Bella Petrella’s at or before the Closing shall have been duly and properly performed in all material respects to the Selling Member reasonable satisfaction.

(c)  All documents required to be delivered to the Selling Member at or prior to the Closing shall have been so delivered.

(d)  Since the date of this Agreement, there shall not have occurred any material adverse change in the business, financial condition or performance or prospects of Bella Petrella’s.  The term “material adverse change” shall mean any adverse change in Bella Petrella’s operations, results of operations, assets or prospects representing a decline or reduction or an expectable decline or reduction of ten percent or more.

(e)  The transaction contemplated by this Agreement and related agreements shall have been approved in writing by Bella Petrella’s board of directors.

(f)  The Selling Member shall have received a certificate of good standing for Bella Petrella’s issued by the secretary of state of Florida and of each state in which it is qualified or required to be qualified to do business as a foreign corporation.

(g)  The Selling Member shall have had an opportunity to ask questions of Bella Petrella’s management regarding the reports it has filed with the U.S. Securities and Exchange Commission and its prospects, financial and otherwise, and received answers satisfactory to them, subject to the confidentiality requirements of Regulation FD.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Section 4.01.  Representations and warranties of the Selling Member and VREH.  Each of the Selling Member and VREH represents and warrants, jointly and severally, to Bella Petrella’s, as follows:

(a)  VREH is a duly organized and an existing entity in good standing under the laws of its state of incorporation and has full corporate power to execute, deliver and perform this Agreement.

(b)  VREH is qualified to do business and in good standing in each state and jurisdiction in which the nature of its activities and ownership of property require it to be qualified as a foreign corporation.

(c) This Agreement has been duly and validly authorized, executed and delivered by VREH and constitutes the legal, valid and binding obligation of VREH enforceable against it, in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of, relating to or affecting stockholders and creditors rights generally and to general equitable principles.

(d)  To the best knowledge of the Selling Member and VREH, the execution of this Agreement and consummation of the transactions contemplated hereby does not conflict with and will not result in any adverse consequences to or material breach of any agreement (financing or otherwise), mortgage, instrument, judgment, decree, law or governmental regulation, license, permit or authorization by VREH or in the loss, forfeiture or waiver of any rights, license, authorization or franchise owned by VREH, from which VREH benefits or which is desirable in the conduct of VREH’s business.

(e)  To the best knowledge of the Selling Member and VREH, except for such actions as may have been taken, no further action by or before any governmental body or authority of the United States of America or any state or subdivision thereof to which VREH is subject is required in connection with the execution and delivery of this Agreement by VREH and the consummation of the transactions contemplated hereby by the Selling Member.

 (f)  The information VREH has delivered to Bella Petrella’s relating to VREH was, to the best knowledge of the Selling Member and VREH, on the date reflected in each such item of information accurate in all material respects and, to the best knowledge of the Selling Member and VREH, such information at the date hereof taken as a whole provides full and fair disclosure of all material information relating to VREH and does not, to the best knowledge of the Selling Member and VREH, omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g)  VREH has conducted its business substantially consistent with prior practice for the last three years or since inception, whichever is less.

(h)  Neither VREH nor any employee, to the Selling Member and VREH’s best knowledge, has since inception given or agreed to give any gift or similar benefit valued at more than $25 annually to any customer, supplier, governmental employee or other person who is or may be or have been in a position to help or hinder VREH’s business, or a gift or similar benefit in any amount or value which might subject VREH to damage or penalty in civil, criminal or governmental litigation or proceedings.

(i)  VREH has good and marketable title to all of its properties and assets, including intangible assets, if any, which it owns or uses in its business or purports to own, including, without limitation, those reflected in its books and records and in the balance sheet, both tangible and intangible  None of the properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except to Pilot Bank or as expressly set forth in the notes to VREH’s financial statements as securing specific liabilities or subject to specific capital leases and have arisen only in the ordinary course of business or as set forth in any certificates of title or title insurance policies provided to Bella Petrella’s by VREH.

(j)  All of the material contracts, agreements, leases, licenses and commitments of VREH (other than those which have been fully performed), copies of all of which have been delivered to Bella Petrella’s, are, to the best knowledge of the Selling Member and VREH valid and binding, enforceable in accordance with their respective terms, in full force and effect and there is not there under with respect to any party thereto any existing default or event, which after the giving of notice or lapse of time or both, would constitute a default or result in a right to accelerate or loss of rights and none of such contracts, agreements, leases, licenses and commitments is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to VREH’s business, properties, assets, earnings or prospects, either before or after the Closing.

(k)  There is no claim, legal action, suit, arbitration, governmental investigation, or other legal or administrative proceeding, nor any order, decree, judgment or judgment in progress, pending or in effect or to the Selling Member’s and VREH’s knowledge threatened, against or relating to VREH, its directors, officers or employees with respect to VREH or its business or for which VREH may have an indemnity obligation, it properties, assets or business or the transaction contemplated by this Agreement and the Selling Member and VREH do not know or have any reason to be aware of any basis for the same, including any basis for a claim of sexual harassment or racial or age discrimination.

(l)  To the best knowledge of Selling Member and VREH, all VREH taxes, including without limitation, income, property, special assessments, sales, use, franchise, intangibles, employees’ income withholding and social security taxes, including employer’s contribution, other than those for which a return or deposit is not yet due and have been disclosed to Bella Petrella’s, imposed by the United States or any state, municipality, subdivision, authority, which are due and payable, and all interest and penalties thereon, unless disputed in good faith in proper proceedings and reserved for or set aside, have been paid in full and all tax returns required to be filed in connection therewith have been accurately prepared and timely filed and all deposits required by law to be made by VREH with respect to employees’ withholding and social security taxes have been made.  VREH is not and has no reason to believe that it will be the subject of an audit by any taxing authority.  There is not now in force any extension of time with respect to the date when tax return was or is due to be filed, or any waiver or agreement by VREH for the extension of time for the assessment of any tax and VREH is not a “consenting corporation” within the meaning of Section 341(f)(1) of the Tax Code.

(m)  VREH does not have any employee benefit, pension or profit sharing plans subject to ERISA and no such plans to which VREH is obligated or required to make contributions.

(n)  No person other than Philly Westshore Franchising Enterprises, Inc. and Seller has guaranteed any obligation of VREH, and VREH has not guaranteed the obligation of any other person.

(o)  No broker, finder or other person is entitled to any compensation, fees or other payments in connection with the transactions contemplated by this Agreement.

Section 4.02.  Bella Petrella’s representations and warranties.  Bella Petrella’s represents and warrants to the Selling Member that:

(a)  Bella Petrella’s is a duly incorporated and existing corporation in good standing under the laws of its state of incorporation and has full corporate power to execute and deliver this Agreement.

(b)  Bella Petrella’s is qualified to do business and in good standing in each state and jurisdiction in which the nature of its activities and ownership of property require it to be qualified as a foreign corporation.

(c)  All licenses required for the conduct of Bella Petrella’s business in intra and interstate commerce are in full force and effect; and, there is no proceeding of any nature pending or, to the best knowledge of Bella Petrella’s, threatened which if determined adversely to Bella Petrella’s would result in a revocation, cancellation of or material limitation or restriction on Bella Petrella’s and the conduct of its or any subsidiary’s business as it is presently conducted.

(d)  To the best knowledge of Bella Petrella’s, Bella Petrella’s is in compliance with all federal and state laws and regulations applicable to it governing the offer, sale and operations of franchises.

(e)  This Agreement has been duly and validly authorized, executed and delivered by Bella Petrella’s and constitutes the legal, valid and binding obligation of Bella Petrella’s, enforceable against Bella Petrella’s in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of, relating to or affecting shareholders and creditors rights generally and to general equitable principles.

(f)  To the best knowledge of Bella Petrella’s, the execution of this Agreement and consummation of the transactions contemplated hereby does not conflict with and will not result in any adverse consequences to or material breach of any agreement (financing or otherwise), mortgage, instrument, judgment, decree, law or governmental regulation, license, permit or authorization by Bella Petrella’s or in the loss, forfeiture or waiver of any rights, license, authorization or franchise owned by Bella Petrella’s, from which Bella Petrella’s benefits or which is desirable in the conduct of Bella Petrella’s business.

(g)  Except for such actions as may have already been taken, no further action by or before any governmental body or authority of the United States of America or any state thereof is required in connection with the execution and delivery of this Agreement by Bella Petrella’s and the consummation of the transactions contemplated hereby.

(h)  The information Bella Petrella’s have delivered to the Selling Member was on the date reflected in each such item of information accurate in all material respects and such information at the date hereof as a whole did not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i)  The information and financial statements Bella Petrella’s has filed under the 1934 Act and has delivered to the Selling Member, on the date reflected in each report and element of information and financial statements, are accurate in all material respects and, to the knowledge of Bella Petrella’s, such information at the date hereof taken as a whole provides, to the best knowledge of Bella Petrella’s, full and fair disclosure of all material information relating to Bella Petrella’s and does not, to the knowledge of Bella Petrella’s omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j)  No broker, finder or other person is entitled to any compensation, fees or other payments in connection with the transactions contemplated by this Agreement.

(k)  Bella Petrella’s has good title to all of its properties and assets, including intangible assets, if any, which it owns or uses in its business or purports to own, including, without limitation, those reflected in its books and records and in the balance sheet, both tangible and intangible  None of the properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except as expressly set forth in the notes to Bella Petrella’s financial statements as securing specific liabilities or subject to specific capital leases and have arisen only in the ordinary course of business.

(l)  All of the material contracts, agreements, leases, licenses and commitments of Bella Petrella’s (other than those which have been fully performed), copies of all of which have been delivered to VREH are, to the best knowledge of Bella Petrella’s, valid and binding, enforceable in accordance with their respective terms, in full force and effect and there is not there under with respect to any party thereto any existing default or event, which after the giving of notice or lapse of time or both, would constitute a default or result in a right to accelerate or loss of rights and none of such contracts, agreements, leases, licenses and commitments is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to Bella Petrella’s business, properties, assets, earnings or prospects, either before or after the Closing.

(m)  There is no claim, legal action, suit, arbitration, governmental investigation, or other legal or administrative proceeding, nor any order, decree, judgment or judgment in progress, pending or in effect or to Bella Petrella’s knowledge threatened, against or relating to Bella Petrella’s, its directors, officers or employees with respect to Bella Petrella’s or its business or for which Bella Petrella’s may have an indemnity obligation, its properties, assets or business or the transaction contemplated by this Agreement and the Bella Petrella’s does not know or have any reason to be aware of any basis for the same, including any basis for a claim of sexual harassment or racial or age discrimination.

(n)  To the best knowledge of Bella Petrella’s, all taxes, including without limitation, income, property, special assessments, sales, use, franchise, intangibles, employees’ income withholding and social security taxes, including employer’s contribution, other than those for which a return or deposit is not yet due and have been disclosed to VREH, imposed by the United States or any state, municipality, subdivision, authority, which are due and payable, and all interest and penalties thereon, unless disputed in good faith in proper proceedings and reserved for or set aside, have been paid in full and all tax returns required to be filed in connection therewith have been accurately prepared and timely filed and all deposits required by law to be made by Bella Petrella’s with respect to employees’ withholding and social security taxes have been made.  Bella Petrella’s is not subject of an audit by any taxing authority.  There is not now in force any extension of time with respect to the date when tax return was or is due to be filed, or any waiver or agreement by Bella Petrella’s for the extension of time for the assessment of any tax and Bella Petrella’s is not a “consenting corporation” within the meaning of Section 341(f)(1) of the Tax Code.

(o)  None of Bella Petrella’s employees are represented by a collective bargaining agent or subject to a collective bargaining agreement and Bella Petrella’s considers its relations with its employees as a whole to be good.

Section 4.03.  Nature and survival of representation and warranties; Remedies.  For purposes of this Section 4.03 and Section 9.01 only, any party or other person seeking to enforce, or claiming the benefit of, any representation and warranty under this Agreement is called a Claimant, and any party or other person against whom a right is claimed is called a Defendant.  All representations and warranties of the parties shall survive the Closing; provided, however, that all representations and warranties shall terminate and expire, and be without further force and effect whatever from and after one calendar year from the Closing, and neither the Selling Member, VREH nor Bella Petrella’s shall have any liability whatsoever on account of any inaccurate representation or warranty or for any breach of warranty, unless a Claimant shall, on or prior to the expiration of such one calendar year period, serve written notice on a Defendant, with a copy to the Defendant’s counsel, setting forth in reasonable detail the breach and any direct, incidental or consequential damages (including amounts) the Claimant may have suffered as a result of such breach.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.01.  Conduct of business prior to Closing.

(a) From the date hereof to the Closing, VREH will conduct its business and affairs only in the ordinary course and consistent with its prior practice and shall endeavor to maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices, it will use its best efforts (i) to preserve its business and organization intact, (ii) to keep available to Bella Petrella’s the services of VREH’s present employees, agents and independent contractors, (iii) to preserve for the benefit of VREH and Bella Petrella’s the goodwill of suppliers, customers, distributors, landlords and others having business relations with it, and (iv) to cooperate and use reasonable efforts to obtain the consent of any landlord or other party to any lease or contract with VREH where the consent of such landlord or other party may be required by reason of the transactions contemplated hereby.

(b)  From the date hereof to the Closing, VREH shall not outside the ordinary course of business (i) dispose of any material assets, (ii) engage in any extraordinary transactions without Bella Petrella’s prior approval, including but not limited to, directly or indirectly, soliciting, entertaining, encouraging inquiries or proposals or entering into negotiation or agreement with any third party for sale of assets by VREH, sale of its equity securities or merger, consolidation or combination with any company, (iii) grant any salary or compensation increase to any employee, or (iv) make any commitment for capital expenditures, other than as disclosed to Bella Petrella’s and approved by it.

Section 5.02.  Notice of changes in information.  From the date hereof to the Closing, each party shall give the other parties prompt written notice of any change in any of the information contained in their respective representations and warranties made in Article IV, or elsewhere in this Agreement, or the exhibits and schedules referred to herein or any written statements made or given in connection herewith which occurs prior to the Closing.

Section 5.03.  Notice of extraordinary changes.  From the date hereof to the Closing, VREH shall advise Bella Petrella’s with respect to any of the following events outside of ordinary course of business and which are materially adverse:  (i) the entering into and cancellation or breach of contracts, agreements, licenses, commitments or other understandings or arrangements to which VREH is a party, (ii) any changes in purchasing, pricing or selling policy, or, any changes in its sales, business or employee relations in general, and (iii) the filing or commencement of any litigation or governmental or agency proceedings against VREH.

Section 5.04.  Action to preserve VREH’s business and assets.   From the date hereof to the Closing, notwithstanding anything contained in this Agreement to the contrary, VREH will not take or fail to take any action that in VREH’s reasonable business judgment, is likely to give rise to a substantial penalty or a claim for damages by any third party against VREH, or is likely to result in losses, or is otherwise likely to prejudice in any material respect or unduly interfere with the conduct of its business and operations in the ordinary course consistent with prior practice, or is likely to result in a breach by VREH of any of its representations, warranties or covenants contained in this Agreement (unless any such breach is first waived in writing by Bella Petrella’s).

Section 5.05.  Cooperation by the parties.  From the date hereof to the Closing, each party hereto shall cooperate and shall take such further action as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

ARTICLE VI
FEDERAL INCOME TAX MATTERS

Section 6.01.  Federal income tax treatment.  Each party shall be responsible for obtaining his, her or its own tax advice with respect to and understanding the federal income tax consequences of the transactions and the federal income tax consequences thereof contemplated by this Agreement and waives any reliance with respect thereto on any other party.

ARTICLE VII
TERMINATION

Section 7.01.   Right of Parties to Terminate.  This Agreement may be terminated:

(a)	by the mutual written consent of Bella Petrella’s and Selling Member;

(b) by either Bella Petrella’s or Selling Member by written notice to the other party if the Closing shall not have occurred on or prior to October 31, 2011, unless extended as set forth in Section 3.01 hereof ;

(c) by either Bella Petrella’s or Selling Member by written notice to the other party in the event any court of competent jurisdiction in the United States or other federal, state or local government body shall have issued a final order, decree or ruling or taken any other action, no longer subject to appeal, prohibiting the transactions contemplated hereby;

(d) by Selling Member by written notice to Bella Petrella’s in the event that an Event of Default has occurred under that certain Pledge Agreement dated of event date herewith between Robert Vasaturo, Jr. and Bella Petrella’s, which by this reference is made an integral part hereof; or

(e)  as otherwise expressly authorized in this Agreement.

Section 7.02   Effect of Termination.  In the event that this Agreement is terminated, this Agreement shall be null and void and of no further force or effect whatsoever and none of the parties shall have any further rights or obligations hereunder, or, in lieu of termination, Selling Member shall have the right to pursue an action for specific performance of this Agreement or other related equitable remedies.

ARTICLE VIII
NOTICES

Section 8.01.  Procedure for giving notices.  Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (excluding telephone facsimile and including receipted express courier and overnight delivery service) or mailed by first class certified U.S. mail, return receipt requested showing name of recipient, addressed to the proper party.

Section 8.02.  Addresses for notices. For purposes of sending notices under this Agreement, the addresses of the parties are as follows:

As to VREH and Mr./Mrs. Vasaturo:	Robert Vasaturo, Jr.
(prior to Closing)
4802 West Bay Court Avenue
Tampa, FL 33681
Copy to:	Craig A. Wagner, Esq. Wagner, Johnston & Rosenthal, P.C. 5855 Sandy Springs Circle Suite 300 Atlanta, Georgia 30328

As to Mr./Mrs. Vasaturo:	Mr. Robert Vasaturo, Jr.
(after Closing)	P.O. Box 13137
Tampa, FL 33681
Copy to:	Craig A. Wagner, Esq. Wagner, Johnston & Rosenthal, P.C. 5855 Sandy Springs Circle Suite 300 Atlanta, Georgia 30328
As to Bella Petrella’s	John V. Whitman, Jr., Chief Executive Officer
and VREH (after	Bella Petrella’s Holdings, Inc.
Closing):	109 South Edison Avenue
Tampa, FL 33606

Copy to:	Jackson L. Morris, Esq.
3116 West North A Street
Tampa, Florida 33609-1544

Section 8.03.  Change of address.  A party may change its address for notices by sending a notice of such change to all other parties by the means provided in Section 8.01.

ARTICLE IX
LEGAL AND OTHER COSTS

Section 9.01.  Party entitled to recover.  In the event that any party (the “Defaulting Party”) defaults in his or its obligation under this Agreement and, as a result thereof, the other party (the “Non-Defaulting Party”) seeks to legally enforce his or its rights hereunder against the Defaulting Party (whether in an action at law, in equity or in arbitration), then, in addition to all damages and other remedies to which the Non-Defaulting Party is entitled by reason of such default, the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all costs and expenses (including reasonable attorneys’ fees and expert witness fees) paid or incurred by the Non-Defaulting Party in connection with such enforcement.

Section 9.02.  Interest.  In the event the Non-Defaulting Party is entitled to receive an amount of money by reason of the Defaulting Party’s default hereunder, then, in addition to such amount of money, the Defaulting Party shall promptly pay to the Non-Defaulting Party a sum equal to interest on such amount of money accruing at the rate of 1.5% per month during the period between the date such payment should have been made hereunder and the date of the actual payments thereof.

ARTICLE X
MISCELLANEOUS

Section 10.01.  Effective date.  The effective date of this Agreement shall for all purposes be the date set forth in first paragraph hereof notwithstanding a later actual date of execution by any individual party.

Section 10.02.  Entire agreement.  This writing constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding all prior agreements, understandings, representations and warranties with respect to the subject matter hereof.

Section 10.03.  Waivers.  No waiver of any provision, requirement, obligation, condition, breach or default hereunder, or consent to any departure from the provisions hereof, shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

Section 10.04.  Amendments.  This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto and amendment, modification or alteration of, addition to or termination of this Agreement or any provision of this Agreement shall not be effective unless it is made in writing and signed by the parties.

Section 10.05.  Construction.  This Agreement has been negotiated by the parties, section by section, and no provision hereof shall be construed more strictly against one party than against the other party by reason of such party having drafted such provision.  The order in which the provisions of this Agreement appear are solely for convenience of organization; and later appearing provisions shall not be construed to control earlier appearing provisions.

Section 10.06.  Invalidity.  It is the intent of the parties that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  If any provision hereof shall be prohibited, invalid, illegal or unenforceable, in any respect, under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity or non enforceability only, without invalidating the remainder of such provision or the remaining provisions of this Agreement; and, there shall be substituted in place of such prohibited, invalid, illegal or unenforceable provision a provision which nearly as practicable carries out the intent of the parties with respect thereto and which is not prohibited and is valid, legal and enforceable.

Section 10.07.  Multiple counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original and, taken together, shall be deemed one and the same instrument.

Section 10.08.  Assignment, parties and binding effect.  This Agreement, and the duties and obligations of any party shall not be assigned without the prior written consent of the other party(ies).  This Agreement shall benefit solely the named parties and no other person shall claim, directly or indirectly, benefit hereunder, express or implied, as a third-party beneficiary, or otherwise.  Wherever in this Agreement a party is named or referred to, the successors (including heirs and personal representative of individual parties) and permitted assigns of such party shall be deemed to be included, and all agreements, promises, covenants and stipulations in this Agreement shall be binding upon and inure to the benefit of their respective successors and permitted assigns.

Section 10.09.  Survival of representations and warranties.  The representations and warranties made herein shall survive the execution and delivery of this Agreement and full performance hereunder of the obligations of the representing and warranting party, subject to the provisions of Section 4.03.

Section 10.10.  Jurisdiction and venue.  Any action or proceeding for enforcement of this Agreement and the instruments and documents executed and delivered in connection herewith which is determined by a court of competent jurisdiction not, as a matter of law, which seeks injunctive relief shall be brought and enforced in the courts of the State of Florida in and for Hillsborough County, Florida, and the parties irrevocably submit to the jurisdiction of each such court in respect of any such action or proceeding.

Section 10.11.  Applicable law.  This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the State of Florida applicable to contracts made and to be performed therein (not including the choice of law rules thereof).

[Testimonium on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, the day and year first above written.

Bella Petrella’s Holdings, Inc.
[Corporate Seal]
Attest:	By:	/s/ John V. Whitman, Jr.
/s/ Jackson L. Morris		John V. Whitman, Jr., Chief Executive Officer
Jackson L. Morris, Secretary
Vasaturo Real Estate Holdings, LLC

	By:	/s/ Robert Vasaturo, Jr.
Robert Vasaturo, Jr., Managing Member

/s/ Melissa Vasaturo
Witness:		Melissa Vasaturo, Managing Member

/s/ Robert Vasaturo, Jr.
Robert Vasaturo, Jr.

/s/ Melissa Vasaturo
Melissa Vasaturo